Exhibit 99.1
EZCORP ANNOUNCES REALIGNMENT OF SENIOR LEADERSHIP
AUSTIN, Texas, March 3, 2022 — (BUSINESS WIRE) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn transactions in the United States and Latin America, today announced a realignment of its senior leadership. Lachlan P. Given has been appointed Chief Executive Officer, and John Blair Powell, Jr. has been appointed Chief Operating Officer. Mr. Given will also join EZCORP’s Board of Directors.
Mr. Given and Mr. Powell had been serving as Co-Interim Chief Executive Officers since January 12. The Board of Directors approved the realignment to leverage and capitalize on their respective capabilities and experience. As Chief Executive Officer, Mr. Given will be responsible for the company’s overall executive leadership and strategic direction, while Mr. Powell, as Chief Operating Officer, will continue to focus on driving the operating performance of the business across all geographies, including stores and digital initiatives.
Phillip E. Cohen, Executive Chairman, stated: “Our mission is to be the first and best choice for our customers’ short-term cash needs. Lachie and Blair are an exceptional combination of talent and experience, who together are fully capable and more than qualified to drive the execution of this mission to impact positively our customers, team members, communities and shareholders.”
In connection with the company’s Annual Meeting of Stockholders, to be held today, the company’s voting stockholder has re-elected Matthew W. Appel, Zena Srivatsa Arnold, Phillip E. Cohen, Jason A. Kulas, Pablo Lagos Espinosa and Gary L. Tillett, and has elected Lachlan P. Given, to serve on the Board of Directors for a one-year term until next year’s Annual Meeting of Stockholders.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and pre-owned and recycled merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P 1000 Index and Nasdaq Composite Index.
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Source: EZCORP, Inc.